UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Definitive Proxy Statement
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☑ Soliciting Material Pursuant to §240.14a — 12
Maritrans Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On October 17, 2006, Maritrans Inc. (the “Company”) and Overseas Shipholding Group, Inc. (“OSG”) jointly announced that the Federal Trade Commission, on behalf of itself and the Antitrust Division of the Department of Justice, granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the proposed acquisition of the Company by OSG. A copy of the press release regarding the joint announcement is included with this filing.

For Immediate Release
OSG AND MARITRANS ANNOUNCE EARLY TERMINATION OF HART-SCOTT-RODINO WAITING
PERIOD
New York, NY and Tampa, FL - October 17, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG) and Maritrans Inc. (NYSE: TUG) jointly announced today that the Federal Trade Commission, on behalf of itself and the Antitrust Division of the Department of Justice, granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the proposed acquisition of Maritrans by OSG.
On September 25, 2006, OSG and Maritrans announced they had entered into a definitive merger agreement for OSG to acquire Maritrans Inc. for $37.50 per share. Consummation of the transaction remains subject to other customary conditions, including approval of Maritrans’ stockholders.
About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with a combined owned, operated and newbuild fleet of 115 vessels aggregating 12.8 million dwt and 865,000 cbm, as of today’s date. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies, with offices in Athens, London, Manila, Montreal, Newcastle, New York City and Singapore. More information is available at www.osg.com.
About Maritrans
Maritrans Inc. is a U.S.-based company with a 78-year commitment to building and operating petroleum transport vessels for the U.S. domestic trades. Maritrans employs a fleet of 11 ATBs, five product carriers, two of which have been redeployed to transport non-petroleum cargoes, and three large ATBs under construction. Approximately 75 percent of the Company’s oil carrying fleet capacity is double-hulled with a fleet capacity aggregating approximately 3.4 million barrels, 79 percent of which is barge capacity. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area. More information is available at www.maritrans.com.
Additional Information and Where to Find It
This material is not a substitute for the proxy statement Maritrans will file with the Securities and Exchange Commission in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DETAILED RISK FACTORS, WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents, which will be filed by Maritrans with the Securities and Exchange Commission (SEC), will be available free of charge on the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at www.maritrans.com. Maritrans and certain of its directors and officers may be deemed to be participants in the solicitation of proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain more detailed information regarding the direct and indirect interests of Maritrans and its officers and directors in the transaction by reading the definitive proxy statement regarding the transaction when it becomes available.
Overseas Shipholding Group, Inc.
Jennifer L. Schlueter
Head of Corporate Communications and Investor Relations
Telephone: +1 212-578-1634
Email: jschlueter@osg.com
Maritrans Inc.
Walter T. Bromfield
Vice President and CFO
+ 1 813-209-0602
Judith M. Cortina
Director of Finance and Controller
+1 813-209-0647
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